EXHIBIT 99.1

Kohlberg Capital Corporation Announces Full Paydown of Outstanding Credit Facility

NEW YORK, Jan. 31, 2011 (GLOBE NEWSWIRE) -- Kohlberg Capital Corporation (Nasdaq:KCAP) and Kohlberg Capital Funding LLC I, a special purpose, bankruptcy-remote, wholly-owned subsidiary of Kohlberg Capital Corporation (collectively the "Company"), announced that it has repaid in full the outstanding balance under its revolving credit facility with BMO Capital Markets Corp., Deutsche Bank AG and other lender parties (collectively the "Lender Parties") in advance of its scheduled forbearance date of February 28, 2011. As a result, the Company has no outstanding indebtedness and the Lender Parties have released to the Company approximately $73 million of collateral previously securing the revolving credit facility and have also paid a $2 million cash settlement to the Company.

As of September 30, 2010, the Company had an outstanding balance of $137 million under its revolving credit facility with the Lender Parties. In order to pay off the revolving credit facility, the Company utilized proceeds received from the paydown, amortization or sale of portfolio loan investments totaling approximately $133 million together with available cash. The negative impact on net asset value from the sale and other activities undertaken to fully pay off the revolving credit facility, relative to our September 30, 2010 quarter-end fair value, was approximately 1.9%.

As previously reported by the Company, on September 20, 2010, the Company entered into a forbearance and settlement agreement relating to their revolving credit facility with the Lender Parties in order to settle all outstanding claims asserted in connection with Company-initiated credit facility litigation. Subject to the terms and conditions of the settlement, which are more fully described in the Company's recent filings with the SEC, the Lender Parties agreed to refrain from exercising any right or remedy relating to previously alleged termination events under the credit facility through February 28, 2011 and also agreed to reset the interest rate on outstanding borrowings during the forbearance period to originally stated terms. The parties further agreed to a mutual release of claims conditioned, in the case of the Lender Parties' release, on the payment in full on or prior to February 28, 2011 of the amounts outstanding under the credit facility, and, upon such payment, the Lender Parties have agreed to remit to the Company a cash settlement payment of $2 million or to credit this amount toward the amounts outstanding under the credit facility. As the Company has satisfied these conditions prior to the end of the forbearance term, the Company has collected a $2 million cash settlement and is currently operating fully unlevered.

Dayl Pearson, the Company's President and Chief Executive Officer, commented: "The complete de-levering of our balance sheet with minimal impact to our most recently reported net asset value is an important milestone for the Company. Removing the cloud of uncertainty regarding our ability to pay off the facility prior to the end of the forbearance date with minimal impact to our NAV is crucial to our Company because it provides us operational flexibility to establish the future growth track for the Company. We also believe that our remaining investments are currently providing a reasonable yield from which to pay future dividends."

About Kohlberg Capital Corporation (KCAP)

Kohlberg Capital Corporation is a publicly traded, internally managed business development company. Our middle market investment business originates, structures, finances and manages a portfolio of term loans, mezzanine investments and selected equity securities in middle market companies. Our wholly-owned portfolio company, Katonah Debt Advisors, manages CLO Funds that invest in broadly syndicated corporate term loans, high-yield bonds and other credit instruments.

Kohlberg Capital Corporation's filings with the Securities and Exchange Commission, earnings releases, press releases and other financial, operational and governance information are available on the Company's website at http://www.kohlbergcapital.com.

The Kohlberg Capital logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3121

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. The matters discussed in this press release, as well as in future oral and written statements by management of Kohlberg Capital Corporation, that are forward-looking statements are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other similar words. Important assumptions include our ability to originate new investments, achieve certain margins and levels of profitability, the availability of additional capital, including new debt financing and the ability to maintain certain debt to asset ratios. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this press release should not be regarded as a representation by us that our plans or objectives will be achieved. Further information about factors that could affect our financial and other results is included in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

KCAP-G

CONTACT: Kohlberg Capital Corporation
         Denise Rodriguez, Investor Relations
         (212) 455-8300
         info@kohlbergcapital.com